Exhibit 99.1

AutoNation, Inc. Announces Final Results of Its Tender Offer for
50 Million Shares of Common Stock

FORT LAUDERDALE, Fla., April 19, 2006 – AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today the final results of its tender offer to purchase 50 million shares of the Company’s common stock at a price of $23 per share, which expired at 10:00 a.m., New York City time, on April 12, 2006.

Based on the final tabulation by Computershare Trust Company of New York, the depositary for the tender offer, 187,228,678 shares of common stock were properly tendered and not withdrawn, excluding any conditional tenders that were not accepted due to the specified condition not being satisfied. The depositary has informed the Company that, after giving effect to the priority for “odd lots” and the exclusion of conditional tenders not accepted, the final proration factor is approximately 26.412%.

The depositary will promptly issue payment for the 50 million shares validly tendered and accepted for purchase and will return all other shares tendered and not accepted for purchase.

J.P. Morgan Securities Inc. and Banc of America Securities LLC acted as dealer managers for the tender offer, and Innisfree M&A Incorporated served as the information agent. For questions and information about the tender offer, please contact the information agent toll free at (877) 825-8631.

About AutoNation

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 346 new vehicle franchises in 17 states.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of AutoNation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in AutoNation’s SEC filings. AutoNation undertakes no duty to update its forward-looking statements. Notwithstanding any statement in this press release to the contrary, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.